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                                                                   Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (No. 333-33444) on Form S-3, as amended by Amendment No. 1, and related Prospectus of SAFECO Corporation for the registration of 1,000,000 shares of its common stock pertaining to the SAFECO Agency Stock Purchase Plan and to the incorporation by reference therein of our report dated February 11, 2000, with respect to the consolidated financial statements, as amended, of SAFECO Corporation and its subsidiaries incorporated by reference in its Annual Report on Form 10-K/A for the year ended December 31, 1999 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Seattle, Washington
August 28, 2000